Exhibit 10.11

January 14, 2016

PERSONAL AND CONFIDENTIAL

Ms. Su Zan Nelson

14 Shadywood Lane

Melissa, TX 75454

Re:	Employment Letter Agreement: New Employment, Bonus. Stock Options, Severance Benefits, and Restrictive Covenants

Dear Ms. Nelson:

Congratulations on your employment as Senior Vice President, Chief Financial Officer with Concentra Inc., a Delaware corporation (“Concentra”). In addition to your base salary, you will also be entitled to receive other compensation and benefits, including, but not limited to an annual target bonus and one-time sign-on bonus, stock options, and severance benefits, all as more specifically set forth in your offer letter. As you know, your employment, salary, bonuses, stock options, and severance benefits (hereafter referred to as the “Consideration”) were conditioned on your agreement to honor the covenants and other agreements set forth herein in favor of Concentra and its subsidiaries and affiliates (collectively, the “Company”).

1.            Severance Benefits. Your employment with the Company will be “at will.” This means that neither you nor the Company will be bound to continue the employment relationship if either chooses, at its or his/her will, to end the relationship at any time. In the event you are terminated by the Company (or its successor or assign) without Due Cause (as defined on the schedule attached hereto), the Company will, subject only to your execution and delivery of a general release in favor of and in a form satisfactory to the Company, pay you severance benefits representing nine (9) months base salary (at the rate then in effect). These severance benefits will be paid to you as salary continuation in bi-weekly installments, less applicable Withholdings.

You agree that if you breach the terms of this letter agreement the Company (or its successor or assign) shall have the right to discontinue, immediately and permanently, all further severance payments hereunder and to obtain, by way of counterclaim or other lawful reasons, repayment of the full amount of the severance payments paid to you in accordance with the terms hereof.

2.            Confidentiality Agreement. You will, contemporaneously herewith. receive and have access to confidential material (as hereinafter defined) of the Company. You agree that in exchange for the Consideration, you will, during your employment with the Company and at all times thereafter, treat all confidential material (as hereinafter defined) of the Company confidentially. You will not, without the prior written consent of the President of Company, disclose such confidential material, directly or indirectly, to any party who at the time of such disclosure is not an employee or agent of the Company, or remove from the premises of the Company any notes or records relating thereto, copies thereof, or any other property, provided that confidential information may be taken home when you plan to work at home if returned upon completion of such work. You agree that all confidential material is the exclusive property of the Company. You will not in any manner use any confidential material of the Company, or any other property of Company, outside of the scope of your duties and responsibilities or in any way that is detrimental to the Company.

Ms. Su Zan Nelson

January 14, 2016

For purposes hereof, “confidential material” means all information in any way concerning the activities, business or affairs of the Company or any of the customers or clients of the Company, including, without limitation, information which concerns or constitutes a trade secret of the Company, all sales and financial information concerning the Company, all policies and procedures of the Company, all pricing information about the products or services offered by the Company, all information concerning projects in research and development or marketing plans for any services, products or projects of the Company, all employee lists or other information which identifies the employees of the Company, all customer or client lists or other information identifying the customers, clients, referral sources, and payors of the Company, all information in any way concerning the activities, business, or affairs of any customers, clients, referral sources, and payors of the Company, which are furnished to you by the Company or any of its agents, customers or clients; or otherwise acquired or developed by you during the course of your employment, and all information concerning the consultants or vendors used by the Company.

3.            Non-Solicitation Agreement. In exchange for the Consideration, you agree, for the benefit of the Company, that you will not, during the period of your employment with, the Company and for a period of two (2) years after the Termination Date:

(a)            directly or indirectly, solicit or entice or endeavor to solicit or entice away from the Company, any customer, client, physician, patient, referral source and/or payor of the Company who was a customer, client, physician, patient, referral source and/or payor of the Company at any time during the two-year period immediately preceding the Termination Date; or

(b)            directly or indirectly, solicit or entice or endeavor to solicit or entice away from the Company, or employ, directly or indirectly, any person who was an employee of the Company at any time during the two-year period immediately preceding the Termination Date, either for your own account or for any individual, firm or entity.

4.            Restrictive Covenants. You agree that if, in any proceeding, the court or other authority refuses to enforce the restrictive covenants set forth in paragraphs 2 and 3 hereof because such covenants cover too extensive a geographic area or too long a period of time, any such covenant will be deemed appropriately amended and modified in keeping with the intention of the parties, to the maximum extent permitted by law.

The restrictive periods above shall be deemed tolled during any period in which you are in violation of your obligations under paragraphs 2 and 3 hereof. You agree that, in any action to enforce your obligations, the Company shall be entitled to the full periods of protection without including any period of your breach.

Ms. Su Zan Nelson

January 14, 2016

You acknowledge and agree that the confidentiality and non-solicitation covenants and agreements set forth in paragraphs 2 and 3 hereof are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the business and other legitimate business interests of the Company. You acknowledge and agree that the covenants and agreements set forth herein are a material reason for the Consideration. You also hereby acknowledge and agree that your obligations under this letter agreement, including the restrictive covenants, are assignable by the Company.

Your obligations under paragraphs 2 and 3 hereof shall be fully binding and enforceable regardless of the reason for the termination of your employment, and whether such termination was voluntary or involuntary. Any claim that you may have for breach of this letter agreement shall not constitute a defense and shall not relieve you from complying with all of your obligations under paragraphs 2 and 3.

In the event of a breach or threatened breach by you of any of the confidentiality and non-solicitation provisions of this letter agreement, you hereby consent and agree that the Company will be entitled to (1) temporary or preliminary injunctive relief or similar equitable relief, designed to maintain the status quo ante, by restraining you from committing or continuing any such breach or threatened breach in addition to any other relief to which the Company may be entitled, and/or (2) specific performance of any act required to be performed by you under this letter agreement, without the necessity of showing any actual damage.

5.            Entire Agreement. This letter agreement contains the entire agreement between the Company and you with respect to the subject matter hereof and supersedes all prior contracts, letters, side letters and other agreements, whether written or oral, with respect hereto.

6.            Waivers and Amendments. This letter agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, but only by a written instrument signed by both parties hereto or, in the case of a waiver, by an authorized officer of the party waiving compliance. No delay or failure on the part of any party hereto in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof.

7.            Fees and Expenses. In the event that it is necessary for the Company to retain the services of an attorney or to initiate legal proceedings to enforce your obligations hereunder, then in the event that it is the prevailing party, the Company shall be entitled to recover from you all fees, costs and expenses of enforcing any right under or with respect to this letter agreement; including, without limitation, reasonable fees and expenses of attorneys and accountants, and court costs. In the event that it is .necessary for you to retain the .services of an attorney or to initiate legal proceedings to enforce any monetary obligation of the Company, then in the event that you are the prevailing party, you shall be entitled to recover from the Company all fees, costs and expenses of enforcing such monetary obligation, including, without limitation, reasonable fees and expenses of attorneys and accountants, and court costs; provided, however, that you shall in no event be entitled to recover fees, costs or expenses in connection with any dispute involving any restrictive covenant in favor of the Company.

Ms. Su Zan Nelson

January 14, 2016

8.            Assignment. You may not assign this letter agreement or any part hereof, and any attempted or purported assignment shall be null and void. The Company may assign this letter agreement together with its rights and obligations hereunder, in connection with the sale, transfer or other disposition of all or substantially all of its assets, businesses, or any business division, whether by stock sale, asset sale, merger, consolidation or otherwise.

9.            Governing Law; Venue. This letter agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State in which your services are principally provided to the Company (the “State”) without regard to its conflict of laws principles. You also hereby consent to the jurisdiction of any slate or federal court located in the State as an appropriate venue for any proceeding under this letter agreement, and you hereby waive all questions of personal jurisdiction and venue of such courts, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.

10.            Severability. If any provision of this letter agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this letter agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

11.            Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this letter agreement to the extent necessary to the intended preservation of such rights and obligations.

Ms. Su Zan Nelson

January 14, 2016

If the foregoing terms arc acceptable to you, please execute this letter in the space provided below and return it to me as, soon. as possible.

Sincerely,

EMPLOYER:

CONCENTRA INC.

By:	/s/ W. Keith Newton
Name:	W. Keith Newton
Title:	President and CEO

The undersigned, intending to be legally bound hereby,

agrees to and accepts the terms hereof

/s/ Su Zan Nelson
Su Zan Nelson

Ms. Su Zan Nelson

January 14, 2016

Due Cause

For purposes of this letter agreement, the term “Due Cause” shall mean, and shall conclusively be deemed to exist upon the occurrence of any of the following events:

1.	Your death;

2.	Your incapacitation due to accident, sickness or other circumstances which render you mentally or physically incapable of performing the duties and services required of you for a period of sixty (60) consecutive days, as determined by a physician mutually selected by the Company and you;

3.	Your engaging in fraud, sexual harassment, substance abuse or any other action in violation of the Company’s Code of Conduct or other written policies of the Company;

4.	You are convicted of a felony or serious misdemeanor offense or, in the case of any arrest or charge of a felony or serious misdemeanor offense, the Company determines, in good faith, that there is reasonable evidence of your commission of such felony or serious misdemeanor offense; or

5.	Your failure or refusal to perform specific job duties reasonably required in connection with your position, provided, however, that such failure or refusal continues (i.e., has not been cured by you) within ten (10) days after the Company notifies you in writing of such failure or refusal.